Exhibit 99.1

News From:

Release Date: July 23, 2015

Contact:	Jenniffer Collins
IGI Laboratories, Inc.
(856) 697-1441
www.igilabs.com

IGI LABORATORIES ANNOUNCES SECOND QUARTER 2015 RESULTS

Sales Grow 37% Over 2014, Pipeline to Date Increases to 28 ANDAs on File

BUENA, NJ - (PR NEWSWIRE) – IGI Laboratories, Inc. (NYSE MKT: IG), a New Jersey-based specialty generic pharmaceutical company, announced its financial results for the second quarter ended June 30, 2015.

Second Quarter 2015 Highlights

•	Total revenues of $8.9 million in the second quarter of 2015, an increase of 37% over the same quarter in 2014

•	Total net revenues generated from the sale of IGI label generic topical pharmaceutical products for the three months ended June 30, 2015 and 2014 of $6.7 million and $3.4 million, respectively

•	Gross profit for the three months ended June 30, 2015 equaled 41% as compared to 45% in the same period in 2014

•	IGI filed four Abbreviated New Drug Applications (ANDAs) in the second quarter of 2015 with the U.S. Food and Drug Administration (FDA)

•	Operating loss was $1.9 million in the second quarter of 2015 compared to $0.3 million in the same period in 2014, primarily attributable to an increase in research and development costs of $1.4 million over the same period in 2014

•	Adjusted EBITDA (as defined and reconciled to GAAP below) for the three months ended June 30, 2015 and 2014 was $(1.2) million and $0.1 million, respectively

•	Adjusted net loss per fully diluted share (as defined and reconciled to GAAP below) for the three months ended June 30, 2015 and 2014 was $0.04 and $0.00, respectively

Full Year 2015 Financial Guidance

•	The Company expects sequential improvement quarter over quarter in total revenue for the remainder of the year, and therefore still expects total revenue between $35.0 and $40.0 million for the year ended December 31, 2015.

•	The Company anticipates sequential improvement in gross margin quarter over quarter for the remainder of the year, and therefore expects gross margin of 45% to 50% for the year ended December 31, 2015.

•	The Company intends to submit up to 20 ANDAs with the FDA by the end of 2015. In order to complete all of the development work required for the 2015 filings, the Company continues to expect to spend between $13 and $14.5 million in research and development by the end of 2015.

•	As a result of the expected sequential increase in total revenue in the third and fourth quarters of 2015, the Company intends to improve its operating margin to approach break even in the fourth quarter of 2015, sequentially.

IGI’s President and Chief Executive Officer, Jason Grenfell-Gardner, stated, “We are pleased with our steady progress this quarter. On the regulatory front, we received the FDA’s final approval for our diclofenac sodium 1.5% topical solution earlier this month. We also added another six ANDA submissions during fiscal 2015, including the submission filedtoday. While there have been some changes in the econazole market earlier this quarter, we have regained market share for that product again over the last twomonths.” Mr. Grenfell-Gardner continued, “Our long-term vision continues to focus on the creation of a diversified product portfolio, built around our topical, injectable, complex and ophthalmic, or TICO, strategy. During the second quarter, we submitted a Prior Approval Supplement to the FDA for our first injectable product, and we are working hard to target the launch of that product before the end of 2015.”

Mr. Grenfell-Gardner concluded, “As of today, we have twenty-eight ANDAs pending with the FDA.  Based on May 2015 IMS Health data, the addressable market for our pipeline of such twenty-eight ANDAs is estimated at $1.2 billion.  We continue to see positive momentum in our correspondence with the FDA with regard to applications filed after October 1, 2014, or the third year after implementation of the Generic Drug User Fee Amendments of 2012. We are committed to responding effectively to the FDA’s accelerated deadlines for applications currently under review, so we plan to submit up to a further fourteen ANDAs with the FDA this year, for a total of up to twenty new topical submissions in 2015.”

The Company will hold a conference call today at 4:15 pm ET to discuss 2nd quarter 2015 results.

The Company invites you to listen to the call by dialing 1-888-346-3479. International participants should call 1-412-902-4260. Canadian participants should call 1-855-669-9657. Participants should ask to be joined into the IGI Laboratories, Inc. call.

This call is being webcast by MultiVu (a PR Newswire Company) and can be accessed in the Investor Relations Section of IGI's website at www.igilabs.com.

About IGI Laboratories, Inc.

IGI Laboratories is a specialty generic pharmaceutical company. Our mission is to be a leading player in the specialty generic prescription drug market.

Forward Looking Statements

This press release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions, and other statements contained in this press release that are not historical facts and statements identified by words such as " will," “believe,” “target,” “estimated,” "continue" or words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those included from time to time in the "Risk Factors" and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our most recent Annual Report on Form 10-K, as updated by Quarterly Reports on Form 10-Q and other reports we file with the Securities and Exchange Commission. Actual results may differ materially from these expectations. Factors that could cause actual results to differ materially from these expectations include, but are not limited to: our inability to meet current or future regulatory requirements in connection with existing or future ANDAs; our inability to achieve profitability; our failure to obtain FDA approvals as anticipated; our inability to execute and implement our business plan and strategy; the potential lack of market acceptance of our products; our inability to protect our intellectual property rights; changes in and the impact of global political, economic, business, competitive, market, regulatory and other factors; and our inability to complete successfully future product acquisitions. We assume no obligation to update any forward-looking statements or information, which speak as of their respective dates.

Non-GAAP Financial Measures

In addition to reporting financial information required in accordance with U.S. generally accepted accounting principles (GAAP), IGI is also presenting EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. Since EBITDA and Adjusted EBITDA are non-GAAP financial measures, they should not be used in isolation or as a substitute for consolidated statements of operations and cash flow data prepared in accordance with GAAP. In addition, IGI's definition of Adjusted EBITDA may not be comparable to similarly titled non-GAAP financial measures reported by other companies.

Adjusted EBITDA, as defined by the Company, is calculated as follows:

Net income, plus:

Depreciation and amortization

Interest expense, net

Provision for income taxes

Amortization of acquisition costs related to Econazole purchase

Non-cash expenses, such as share-based compensation expense

Less change in the fair value of derivative liability

Adjusted Net Income, as defined by the Company, is calculated as follows:

Net income, plus:

Non-cash interest expense, net

Provision for income taxes

Amortization of acquisition costs related to Econazole purchase

Non-cash expenses, such as share-based compensation expense

Less change in the fair value of derivative liability

Adjusted Net Income Per Fully Diluted Share is equal to Adjusted Net Income divided by the actual or anticipated diluted share count for the applicable period.

The Company believes that EBITDA is a meaningful indicator, to both Company management and investors, of the past and expected ongoing operating performance of the Company. EBITDA is a commonly used and widely accepted measure of financial performance. Adjusted EBITDA is deemed by the Company to be a useful performance indicator because it includes an add back of non-cash and non-recurring operating expenses and change in the fair value of derivative liability which have little to no bearing on cash flows and may be subject to uncontrollable factors not reflective of the Company's true operational performance (i.e., fair value adjustments to the derivative liability).

While the Company uses Adjusted Net Income, EBITDA and Adjusted EBITDA in managing and analyzing its business and financial condition and believes these non-GAAP financial measures to be useful to investors in evaluating the Company's performance, it is open to certain shortcomings. Adjusted Net Income, EBITDA and Adjusted EBITDA do not take into account the impact of capital expenditures on either the liquidity or the financial performance of the Company and likewise omit share-based compensation expenses, which may vary over time and may represent a material portion of overall compensation expense. Due to the inherent limitations of Adjusted Net Income, EBITDA and Adjusted EBITDA, the Company's management utilizes comparable GAAP financial measures to evaluate the business in conjunction with Adjusted Net Income, EBITDA and Adjusted EBITDA and encourages investors to do likewise.

IGI LABORATORIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share information)

	June 30, 2015 (Unaudited)	December 31, 2014*
ASSETS
Current assets:
Cash and cash equivalents	$150,221	$158,883
Accounts receivable, net	17,285	14,366
Inventories	4,096	2,784
Prepaid expenses and other receivables	1,530	1,185
Total current assets	173,132	177,218
Property, plant and equipment, net	4,300	3,262
Product acquisition costs, net	12,061	10,604
Debt issuance costs, net	4,762	5,132
Other	460	862
Total assets	$194,715	$197,078

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,589	$1,643
Accrued expenses	4,440	5,141
Payable for product acquisition costs	6,000	6,000
Other current liabilities	180	218
Total current liabilities	13,209	13,002

Convertible 3.75% senior notes, net of debt discount (face of $143,750)	103,544	100,311
Fair value of derivative liability - convertible 3.75% senior notes	-	41,400
Note payable, bank	3,160	3,160
Other long term liabilities	210	71
Total liabilities	120,123	157,944

Stockholders’ equity:
Series A Convertible Preferred stock, $0.01 par value, 100 shares authorized; 0 shares issued and outstanding as of June 30, 2015 and December 31, 2014, respectively	-	-
Series C Convertible Preferred stock, $0.01 par value, 1,550 shares authorized; 0 shares issued and outstanding as of June 30, 2015 and December 31, 2014, respectively	-	-
Common stock, $0.01 par value, 100,000,000 and 60,000,000 shares authorized; 52,862,453 and 52,819,787 shares issued and outstanding as of June 30, 2015 and December 31, 2014, respectively	548	548
Additional paid-in capital	97,699	78,172
Accumulated deficit	(23,655)	(39,586)
Total stockholders’ equity	74,592	39,134
Total liabilities and stockholders' equity	$194,715	$197,078

*Derived from the audited December 31, 2014 financial statements

IGI LABORATORIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share information)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Revenues:
Product sales, net	$8,647	$6,021	$19,157	$12,520
Research and development income	187	437	238	750
Licensing, royalty and other revenue	59	25	169	66
Total revenues	8,893	6,483	19,564	13,336

Costs and Expenses:
Cost of revenues	5,227	3,580	10,270	7,567
Selling, general and administrative expenses	2,141	1,156	4,041	2,438
Product development and research expenses	3,436	2,028	6,066	3,393
Total costs and expenses	10,804	6,764	20,377	13,398
Operating income (loss)	(1,911)	(281)	(813)	(62)

Other Income (Expense):
Change in the fair value of derivative liability	14,519	-	23,144	-
Interest and other expense, net	(3,232)	(52)	(6,400)	(104)
Income (loss) before income tax expense	9,376	(333)	15,931	(166)

Income tax expense	-	12	-	12

Net income (loss)	$9,376	$(345)	$15,931	$(178)

Basic earnings per share	$0.18	$(0.01)	$0.30	$0.00
Diluted earnings (loss) per share	$(0.03)	$(0.01)	$(0.02)	$0.00

Weighted average shares of common stock outstanding:
Basic	52,861,167	47,107,094	52,851,587	46,967,688
Diluted	67,125,905	47,107,094	67,174,546	46,967,688

IGI LABORATORIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the six months ended June 30, 2015 and 2014

(in thousands)

	June 30, 2015	June 30, 2014
Cash flows from operating activities:
Net income (loss)	$15,931	$(178)
Non-cash (income) expenses	(18,208)	944
Changes in operating assets and liabilities	(3,445)	(1,236)

Net cash used in operating activities	(5,722)	(470)

Net cash used in investing activities	(2,795)	(312)

Net cash (used in) provided by financing activities	(145)	443

Net decrease in cash and cash equivalents	(8,662)	(339)
Cash and cash equivalents at beginning of period	158,883	2,101

Cash and cash equivalents at end of period	$150,221	$1,762

IGI LABORATORIES, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

(in thousands)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014

Net income (loss)	$9,376	$(345)	$15,931	$(178)

Depreciation and amortization expense	148	117	290	235
Interest expense, net	1,386	44	2,770	89
Non-cash interest expense	1,845	8	3,630	16
Provision for income taxes	-	12	-	12
EBITDA	12,755	(164)	22,621	174

Amortization of product acquisition costs	30	30	60	60
Stock-based compensation expense	528	260	906	519
Change in the fair value of derivative liability	(14,519)	-	(23,144)	-
Adjusted EBITDA	$(1,206)	$126	$443	$753

IGI LABORATORIES, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP ADJUSTED NET INCOME

(in thousands, except share and per share information)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014

Net income (loss)	$9,376	$(345)	$15,931	$(178)

Non-cash interest expense	1,845	8	3,630	16
Provision for income taxes	-	12	-	12
Amortization of product acquisition costs	30	30	60	60
Non-cash stock-based compensation expense	528	260	906	519
Change in the fair value of derivative liability	(14,519)	-	(23,144)	-
Adjusted net Income	$(2,740)	$(35)	$(2,617)	$429

Adjusted net income (loss) per diluted share	$(0.04)	$(0.00)	$(0.04)	$0.01

Weighted average shares of common stock outstanding:
Diluted	67,125,905	47,107,094	67,174,546	46,967,688

IGI LABORATORIES, INC. AND SUBSIDIARIES

GROSS TO NET CALCULATION

(in thousands)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014

Gross IGI product sales	$27,861	$5,770	$50,180	$10,795

Reduction to gross product sales:
Chargebacks and billbacks	15,576	1,884	28,088	3,468
Sales discounts and other allowances	5,612	504	7,322	1,001
Total reduction to gross product sales	21,188	2,388	35,410	4,469

IGI product sales, net	6,673	3,382	14,770	6,326

Contract manufacturing product sales	1,974	2,639	4,387	6,194

Total product sales	$8,647	$6,021	$19,157	$12,520